Exhibit 3.1

AMENDMENT TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ACCESS MIDSTREAM PARTNERS, L.P.

This AMENDMENT NO. 2 (this “Amendment”) TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ACCESS MIDSTREAM PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP (the “Partnership”), is effective as of December 20, 2012, by Access Midstream Partners GP, L.L.C., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010 and that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012 (collectively, the “Partnership Agreement”);

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Convertible Class B Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Convertible Class B Units, including without limitation the conversion of the Convertible Class B Units into Common Units in accordance with the terms described herein, (ii) the creation of a new class of Units to be designated as Subordinated Class C Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Subordinated Class C Units, including without limitation the conversion of the Subordinated Class C Units into Common Units in accordance with the terms described herein, and (iii) such other matters as are provided herein.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:

“Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010, as subsequently amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012 and Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 20, 2012.

“CMO Common Unit” means a Common Unit issued pursuant to the Subscription Agreement.

“CMO Common Unit Price” means the price paid per CMO Common Unit in the Subscription Agreement

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof. Neither a Convertible Class B Unit nor a Subordinated Class C Unit will constitute a Common Unit until the applicable Conversion Date.

“Convertible Class B Conversion Date” has the meaning assigned to such term in Section 5.12(c)(i).

“Convertible Class B Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to a Convertible Class B Unit in this Agreement. A Convertible Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Convertible Class B Unit Distribution” has the meaning assigned to such term in Section 5.12(e)(i).

“Conversion Date” means, (i) with respect to each Convertible Class B Unit, the day such Convertible Class B Unit is converted to a Common Unit pursuant to Section 5.12(c), and (ii) with respect to each Subordinated Class C Unit, the day such Subordinated Class C Unit is converted to a Common Unit pursuant to Section 5.13(c).

“Partnership Interest” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Convertible Class B Units, Subordinated Class C Units, Subordinated Units and Incentive Distribution Rights.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated December 20, 2012 by and among the Partnership and the Unit Purchasers.

“Subordinated Class C Conversion Date” has the meaning assigned to such term in Section 5.13(c)(i).

“Subordinated Class C Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to a Subordinated Class C Unit in this Agreement. A Subordinated Class C Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordinated Class C Unit Distribution” has the meaning assigned to such term in Section 5.13(e).

“Subscription Agreement” means the Subscription Agreement, dated as of December 11, 2012, between the Partnership, the General Partner and the Unit Purchasers.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Convertible Class B Units, Subordinated Class C Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units, Convertible Class B Units and Subordinated Class C Units (excluding Common Units, Convertible Class B Units and Subordinated Class C Units owned by the General Partner and its Affiliates), voting as a single class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, Convertible Class B Units and Subordinated Class C Units, voting as a single class.

“Unit Purchasers” means each of GIP II Hawk Holdings Partnership, L.P. and The Williams Companies, Inc.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the national securities exchange on which the Common Units are listed or admitted to trading, calculated over the consecutive 30-trading day period ending on the close of trading on the trading day immediately prior to such date.

2. Section 4.8(c) is hereby amended and restated as follows:

(c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7. The transfer of a Convertible Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.10. The transfer of a Subordinated Class C Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.11.

3. Article V is hereby amended to add a new Section 5.12 as follows:

Section 5.12 Establishment of Convertible Class B Units

(a) The General Partner hereby designates and creates a series of Units to be designated as “Convertible Class B Units,” having the terms and conditions set forth herein.

(b) The holders of the Convertible Class B Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII.

(c) Conversion of Convertible Class B Units

(i) Effective from the business day after the record date for the distribution on Common Units for the fiscal quarter ending December 31, 2014, each Convertible Class B Unit shall become convertible at the election of the holder thereof or the Partnership into a Common Unit on a one-for-one basis by delivery of written notice to the Partnership or the holder thereof, as applicable, setting forth the number of Convertible Class B Units held by the holder, the number of Convertible Class B Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership or the holder thereof, as applicable (such date on which a holder or the Partnership elects to convert a Convertible Class B Unit, a “Convertible Class B Conversion Date”). If such Convertible Class B Units are Certificated, a Convertible Class B Unit Certificate shall be delivered by the holder to the Transfer Agent representing an amount of Convertible Class B Units at least equal to the amount such holder or the Partnership, as applicable, is electing to convert (or an instruction letter shall be delivered by the holder to the Transfer Agent if the Convertible Class B Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent. Thereafter, the Partnership shall take commercially reasonable steps to complete the conversion in accordance with this Section 5.12(c). In the case of any Certificate representing Convertible Class B Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the holder of Convertible Class B Units thereof, at the expense of the Partnership, a new Certificate representing the number of Convertible Class B Units not so converted.

(ii) Upon conversion, the rights of a holder of converted Convertible Class B Units as holder of Convertible Class B Units shall cease with respect to such converted Convertible Class B Units, including any rights under this Agreement with respect to holders of Convertible Class B Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement with respect to the Common Units received in such conversion. Each Convertible Class B Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit into which such Convertible Class B Unit converted.

(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Convertible Class B Units. However, the holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv) (A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all Outstanding Convertible Class B Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(c).

(B) All Common Units delivered upon conversion of the Convertible Class B Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Convertible Class B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Convertible Class B Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Convertible Class B Units any rights as a creditor in respect of its right to conversion.

(d) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon issuance of the Convertible Class B Units and ending on the Convertible Class B Conversion Date, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1(c), shall be allocated to the Convertible Class B Units to the same extent as such items would be so allocated if such Convertible Class B Units were Common Units that were then Outstanding.

(e) Distributions.

(i) Prior to the Class B Conversion Date, the Convertible Class B Units shall not be entitled to receive distributions of Available Cash pursuant to Section 6.3(a). Convertible Class B Units shall receive distributions of paid-in-kind additional Convertible Class B Units (such distribution, a “Convertible Class B Unit Distribution”) for each distribution period that distributions are made with respect to Common Units, including distributions for Common Unit Arrearages. The number of Units to be issued in connection with a Convertible Class B Unit Distribution shall be the quotient of (A) the amount of the distribution declared for the Common Units for the applicable distribution period divided by (B) the VWAP Price calculated as of the date such quarterly distribution on all Units is declared; provided that instead of issuing any fractional Convertible Class B Units, the Partnership shall round the number of Convertible Class B Units issued down to the next lower whole Convertible Class B Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of Convertible Class B Units issued up to the next higher whole Convertible Class B Unit. Any Convertible Class B Units issued pursuant to this Section 5.12(e) shall have all rights of a Convertible Class B Unit, including rights to distributions in any period subsequent to such Convertible Class B Unit issuance.

(ii) Notwithstanding anything in this Section 5.12(e) to the contrary, with respect to Convertible Class B Units that are converted into Common Units, the holder thereof shall not be entitled to a Convertible Class B Unit Distribution and a Common Unit distribution with respect to the same distribution period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(iii) For each Convertible Class B Unit Distribution, the Partnership shall issue the Convertible Class B Units to such holder no later than the date the corresponding distributions are made on the Common Units for such distribution period. The Partnership shall issue to such holder of Convertible Class B Units by notation in book entry form in the books of the Transfer Agent, or at the election of such holder, a physical certificate.

(iv) Subject to and without limiting the other provisions of this Section 5.12, and subject to Section 12.4(c), each Convertible Class B Unit shall have the right to share in distributions of cash, securities or other property and in the form of such cash, securities or other property (other than distributions pursuant to Section 6.3(a)) on a Pro Rata basis with the Common Units as if the Convertible Class B Units had converted to Common Units.

(f) Voting. The Convertible Class B Units will have such voting rights pursuant to the Agreement as such Convertible Class B Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Convertible Class B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Convertible Class B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Convertible Class B Units shall be required to approve any matter for which the holders of the Convertible Class B Units are entitled to vote as a separate class.

(g) Merger and other Extraordinary Transactions. Subject to Section 12.4(c), if (1) there shall be (a) a statutory unit exchange, consolidation, merger or combination involving the Partnership, other than a merger in which the Partnership is the continuing partnership and which does not result in any change (other than as a result of a subdivision or combination pursuant Section 6.3(d)) in Outstanding Common Units; or (b) a sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Partnership, directly or indirectly, to another Person; and (2) pursuant to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, Outstanding Common Units are converted or exchanged into or for stock (other than Common Units), other securities, other property, assets or cash, then each Convertible Class B Unit (including the Convertible Class B Units issued as a distribution) shall, as a condition precedent to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, be converted into a Common Unit on a one-for-one basis; provided, however, notwithstanding the foregoing, no Unitholder shall receive consideration which is greater in amount than the balance of such Unitholder’s Capital Account after taking into account all adjustments, including allocations of income, gain, loss and deduction through the date of such merger or other extraordinary transaction.

(h) Convertible Class B Minority Protection. Notwithstanding anything herein to the contrary, the Partnership shall not take any action that adversely affects any of the rights, preferences or privileges of the Convertible Class B Units. Notwithstanding anything herein to the contrary, until all Convertible Class B Units are converted pursuant to Section 5.12(c), the Partnership shall not issue any equity securities (other than Common Units, the Subordinated Class C Units being issued pursuant to the Subscription Agreement and any additional General Partner Interest pursuant to Section 5.2(b)) unless the holders of a majority of the outstanding Convertible Class B Units approve such issuance.

4. Article V is hereby amended to add a new Section 5.13 as follows:

Section 5.13 Establishment of Subordinated Class C Units

(a) The General Partner hereby designates and creates a series of Units to be designated as “Subordinated Class C Units,” having the terms and conditions set forth herein. Except as otherwise provided in this Agreement, the Subordinated Class C Units shall be treated as if such Subordinated Class C Units were Common Units that were then Outstanding.

(b) The holders of the Subordinated Class C Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII.

(c) Conversion of Subordinated Class C Units

(i) The Subordinated Class C Units shall not have the privilege of conversion as set forth in Section 5.7 of this Agreement (and Section 5.7 shall not apply to Subordinated Class C Units), rather, subject to Section 6.11, effective on the business day after the record date for the distribution on Common Units for the fiscal quarter ending December 31, 2013, each Subordinated Class C Unit shall become convertible at the election of the holder thereof or the Partnership into a Common Unit on a one-for-one basis by delivery of written notice to the Partnership or the holder thereof, as applicable, setting forth the number of Subordinated Class C Units held by the holder, the number of Subordinated Class C Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership or the holder thereof, as applicable (such date on which a holder or the Partnership elects to convert a Subordinated Class C Unit, a “Subordinated Class C Conversion Date”). If such Subordinated Class C Units are Certificated, a Subordinated Class C Unit Certificate shall be delivered by the holder to the Transfer Agent representing an amount of Subordinated Class C Units at least equal to the amount such holder or the Partnership, as applicable, is electing to convert (or an instruction letter shall be delivered by the holder to the Transfer Agent if the Subordinated Class C Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent. Thereafter, the Partnership shall take commercially reasonable steps to complete the conversion in accordance with this Section 5.13(c). In the case of any Certificate representing Subordinated Class C Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the holder of Subordinated Class C Units thereof, at the expense of the Partnership, a new Certificate representing the number of Subordinated Class C Units not so converted.

(ii) Upon conversion, the rights of a holder of converted Subordinated Class C Units as holder of Subordinated Class C Units shall cease with respect to such converted Subordinated Class C Units, including any rights under this Agreement with respect to holders of Subordinated Class C Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement with respect to the Common Units received in such conversion. Each Subordinated Class C Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit into which such Subordinated Class C Unit converted.

(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Subordinated Class C Units. However, the holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv) (A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all Outstanding Subordinated Class C Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(c).

(B) All Common Units delivered upon conversion of the Subordinated Class C Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Subordinated Class C Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Subordinated Class C Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Subordinated Class C Units any rights as a creditor in respect of its right to conversion.

(d) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon issuance of the Subordinated Class C Units and ending on the Subordinated Class C Conversion Date, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1(c), shall be allocated to the Subordinated Class C Units to the same extent as such items would be so allocated if such Subordinated Class C Units were Subordinated Units that were then Outstanding.

(e) Distributions.

(i) Subordinated Class C Units shall be entitled to distributions as provided in Section 6.4 (the “Subordinated Class C Unit Distribution”).

(ii) Notwithstanding anything in this Section 5.13(e) to the contrary, with respect to Subordinated Class C Units that are converted into Common Units, the holder thereof shall not be entitled to a Subordinated Class C Unit Distribution and a Common Unit distribution with respect to the same distribution period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(iii) Subject to and without limiting the other provisions of this Section 5.13, and subject to Section 12.4(c), each Subordinated Class C Unit shall have the right to share in distributions of cash, securities or other property and in the form of such cash, securities or other property (other than distributions pursuant to Section 6.3(a)) on a Pro Rata basis with the Common Units as if the Subordinated Class C Units had converted to Common Units.

(f) Voting. The Subordinated Class C Units will have such voting rights pursuant to the Agreement as such Subordinated Class C Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Subordinated Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Subordinated Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Subordinated Class C Units shall be required to approve any matter for which the holders of the Subordinated Class C Units are entitled to vote as a separate class.

(g) Merger and other Extraordinary Transactions. Subject to Section 12.4(c), if (1) there shall be (a) a statutory unit exchange, consolidation, merger or combination involving the Partnership, other than a merger in which the Partnership is the continuing partnership and which does not result in any change (other than as a result of a subdivision or combination pursuant Section 6.3(e)) in Outstanding Common Units; or (b) a sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Partnership, directly or indirectly, to another Person; and (2) pursuant to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, Outstanding Common Units are converted or exchanged into or for stock (other than Common Units), other securities, other property, assets or cash, then each Subordinated Class C Unit shall, as a condition precedent to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, be converted into a Common Unit on a one-for-one basis; provided, however, notwithstanding the foregoing, no Unitholder shall receive consideration which is greater in amount than the balance of such Unitholder’s Capital Account after taking into account all adjustments, including allocations of income, gain, loss and deduction through the date of such merger or other extraordinary transaction to achieve the intended result set forth in this Section 5.13(g).

(h) Subordinated Class C Minority Protection. Notwithstanding anything herein to the contrary, the Partnership shall not take any action that adversely affects any of the rights, preferences or privileges of the Subordinated Class C Units.

5. Article V is hereby amended to add a new Section 5.14 as follows:

Section 5.14 Transfers of Convertible Class B Units and Subordinated Class C Units. The transfer of a Convertible Class B Unit or a Subordinated Class C Unit shall be subject to Section 4.8, Section 6.1(d)(x)(D), Section 6.10 and Section 6.11.

6. Section 6.1(d) is hereby amended to amend and restate Section 6.1(d)(iii)(A) and to add new Sections 6.1(d)(iii)(C), (D) and (E)as follows:

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 5.12 or Section 12.4) with respect to a Unit (other than a Convertible Class B Unit) exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(C) With respect to the first taxable period of the Partnership ending upon, or after, the date of issuance of the Convertible Class B Units, and each taxable period of the Partnership thereafter, items of gross income, gain, loss or deduction for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to its Convertible Class B Units outstanding as of the time of such event to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.

(D) With respect to the first taxable period of the Partnership ending upon, or after, the date of issuance of the Subordinated Class C Units, items of gross income, gain, loss or deduction for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to its Subordinated Class C Units to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.

(E) With respect to any taxable period of the Partnership ending upon, or after, a Convertible Class B Conversion Date or a Subordinated Class C Conversion Date, as applicable, and after the application of Section 6.1(d)(iii)(A), (B), (C) and (D), Net Income or Net Loss for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to a Common Unit converted from a Convertible Class B Unit or a Common Unit converted from a Subordinated Class C Unit, as applicable, that is outstanding as of the time of such event to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.

7. Section 6.1(d) is hereby amended to amend and restate Section 6.1(d)(x)(D) as follows:

(D) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code. For the avoidance of doubt, to the extent that the CMO Common Unit Price of the CMO Common Units is less than the trading price of the Common Units of the Partnership on the New York Stock Exchange as of the Closing Date (as defined in the Subscription Agreement), the General Partner intends to specially allocate items of gross income, gain, loss or deduction to the Unit Purchasers so that the Per Unit Capital Amount with respect to a CMO Common Unit is equal to the Per Unit Capital Amount of a then outstanding Common Unit (and thus to assure fungibility of all Common Units).

8. Article VI is hereby amended to add a new Section 6.3(d) as follows:

(d) For the avoidance of doubt, upon any pro rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Convertible Class B Units as follows: (a) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Convertible Class B Units shall be subdivided into a number of Convertible Class B Units equal to the result of multiplying the number of Convertible Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution or subdivision; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Convertible Class B Units shall be combined into a number of Convertible Class B Units equal to the result of multiplying the number of Convertible Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such combination.

9. Article VI is hereby amended to add a new Section 6.3(e) as follows:

(e) For the avoidance of doubt, upon any pro rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Subordinated Class C Units as follows: (a) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Subordinated Class C Units shall be subdivided into a number of Subordinated Class C Units equal to the result of multiplying the number of Subordinated Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution or subdivision; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Subordinated Class C Units shall be combined into a number of Subordinated Class C Units equal to the result of multiplying the number of Subordinated Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such combination.

10. Section 6.4 is hereby amended and restated as follows:

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of other Partnership Interests issued pursuant thereto:

(i) First, (x) to the General Partner in accordance with its Percentage Interest, and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to the General Partner in accordance with its Percentage Interest, and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) (i) until the Subordinated Class C Conversion Date, to the Unitholders holding Subordinated Class C Units and (ii) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Class C Unit (until the Subordinated Class C Conversion Date) and Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter; (v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause

(v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter; (vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, 100% to the General Partner and the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the General Partner and Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, until the Subordinated Class C Conversion Date, to the General Partner and Unitholders holding Subordinated Class C Units, Pro Rata, until there has been distributed in respect of each Subordinated Class C Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(vii).

11. Article VI is hereby amended to add a new Section 6.10 as follows:

Section 6.10 Special Provisions Relating to the Holders of Convertible Class B Units.

(a) Except as otherwise provided in this Agreement, the holder of a Convertible Class B Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Convertible Class B Unit into Common Units pursuant to Section 5.12(c), the Unitholder holding a Convertible Class B Unit that is to be converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Convertible Class B shall remain subject to the provisions of Section 6.1(d)(iii)(C) and Section 6.10(c).

(b) Subject to the transfer restrictions in Section 4.8, a Unitholder holding a Convertible Class B Unit shall be required to provide notice to the General Partner of the transfer of the Convertible Class B Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder.

(c) A Unitholder holding a Common Unit that has resulted from the conversion of a Convertible Class B Unit pursuant to Section 5.12(c) shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.10(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units including the application of Section 6.1(d)(iii)(C) and Section 6.1(d)(iii)(E); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

12. Article VI is hereby amended to add a new Section 6.11 as follows:

Section 6.11 Special Provisions Relating to the Holders of Subordinated Class C Units.

(a) Except as otherwise provided in this Agreement, the holder of a Subordinated Class C Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Subordinated Class C Unit into Common Units pursuant to Section 5.13(c), the Unitholder holding a Subordinated Class C Unit that is to be converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Class C shall remain subject to the provisions of Section 6.1(d)(iii)(D), Section 6.1(d)(x) and Section 6.11(c).

(b) A Unitholder holding a Subordinated Class C Unit may not transfer a Subordinated Class C Unit except as provided herein. Upon the transfer of a Subordinated Class C Unit, the transferring Unitholder shall be required to provide notice to the General Partner of the transfer of the Subordinated Class C Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder.

(c) A Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Class C Unit pursuant to Section 5.13(c) shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.11(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 6.1(d)(iii)(D) and Section 6.1(d)(iii)(E); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

ACCESS MIDSTREAM PARTNERS GP, L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Michael Stice
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT TO FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

ACCESS MIDSTREAM PARTNERS, L.P.